UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Catalyst Biosciences, Inc.

(Name of registrant as specified in its charter)

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CATALYST BIOSCIENCES, INC.

611 Gateway Boulevard, Suite 710

South San Francisco, California 94080

SUPPLEMENT TO PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 9, 2021

Catalyst Biosciences, Inc. (the “Company”) is filing this supplement (this “Supplement”) dated May 20, 2021 to the proxy statement (the “Proxy Statement”) dated April 27, 2021 relating to its Annual Meeting of Stockholders of Catalyst Biosciences, Inc. to be held via live webcast on the internet at www.virtualshareholdermeeting.com/CBIO2021 on June 9, 2021 at 8:00 a.m., Pacific Time (the “Annual Meeting”). This Supplement supplements Proposal No. 2 in the Proxy Statement, which requests that stockholders approve an amendment to our 2018 Omnibus Incentive Plan, as amended, to increase the number of shares of common stock reserved for issuance under the 2018 Plan by 2,500,000 shares, to a total of 5,300,000 shares. The discussion of that proposal on page 33 of the Proxy Statement includes the following statement:

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No Discounted Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights granted under the 2018 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

This statement accurately describes the Company’s practice with respect to stock options and stock appreciation rights under the 2018 Plan. All stock options awarded to date under the 2018 Plan have been granted with an exercise price equal to the fair market value of our common stock on the date of grant. The 2018 Plan requires that incentive stock options be granted with an exercise price equal to the fair market value on the date of grant. Options granted as incentive stock options to the maximum extent permitted by law have accounted for approximately 81% of all options awarded under the 2018 Plan as of March 31, 2021. The Company has not awarded any stock appreciation rights to date. The 2018 Plan permits the granting of stock options that are not incentive stock options and stock appreciation rights with an exercise price other than the fair market value on the date of grant; however, the Company has not done so and has no intention of doing so.

The additional information provided in this Supplement should be read together with the Proxy Statement. Terms not defined in this Supplement are given the meaning ascribed to them in the Proxy Statement. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the Annual Meeting of Stockholders, we have filed the Proxy Statement with the Securities and Exchange Commission (the “SEC”). Stockholders may obtain free copies of the Proxy Statement on the Company’s website at www.catalystbiosciences.com or on the SEC’s website at www.sec.gov.

Investors and stockholders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, because they contain important information about the proposed amendment.